Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 27, 2018, with respect to the consolidated financial statements of 500.com Limited, and the effectiveness of internal control over financial reporting of 500.com Limited included in its Annual Report on Form 20-F for the year ended December 31, 2017.

/s/ Friedman LLP

New York, New York
April 27, 2018